Exhibit 23.1

Ernst & Young LLP

1801-10060 Jasper Avenue NW

Edmonton, Alberta T5J 3R8

Canada

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan of Stantec Inc. of our audit reports dated February 21, 2007, with respect to the consolidated financial statements of Stantec Inc., Stantec Inc. management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Stantec Inc. included as Exhibits 5 and 6 respectively, in the Annual Report of Stantec Inc. on Form 40-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Yours truly,

/s/ Ernst & Young LLP

Chartered Accountants

Edmonton, Canada

May 15, 2007